As filed with the Securities and Exchange Commission on June 2, 2010

Registration No. 333-114390

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT NO. 333-114390

UNDER
THE SECURITIES ACT OF 1933
__________________________

YOUBET.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	95-4627253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2600 West Olive Avenue, 5th Floor
Burbank, CA 91505
(818) 668-2100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

YOUBET.COM, INC. 1998 STOCK OPTION PLAN
(Full title of plan)

Daniel Perini, Esq.
General Counsel
5901 De Soto Avenue
Woodland Hills, California 91367
(818) 668-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Wolosky, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, NY 10022-1106
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
__________________________

REMOVAL OF SHARES FROM REGISTRATION

This Post-Effective Amendment No. 1 relates to the following Registration Statement filed by Youbet.com, Inc., a Delaware corporation (the “Company”), on Form S-8 (the “Registration Statement”):

Registration Statement No. 333-114390, which was filed with the Commission on April 12, 2004, pertaining to the registration of 5,000,000 shares of common stock under the Company’s 1998 Stock Option Plan.

On June 2, 2010 (the “Effective Time”), pursuant to the terms of the Agreement and Plan of Merger, dated as of November 11, 2010 (the “Merger Agreement”), among the Company, Churchill Downs Incorporated (“CDI”), Tomahawk Merger Corp., a wholly owned subsidiary of CDI (“Merger Sub”), and Tomahawk Merger LLC, a wholly owned subsidiary of CDI, Merger Sub merged with and into the Company, and the Company became a wholly owned subsidiary of CDI (the “Merger”). Pursuant to the terms of the Merger Agreement, upon the completion of the Merger, each share of the Company’s common stock (other than treasury shares of the Company, shares of common stock held by a wholly owned subsidiary of the Company or shares of common stock held by CDI or any of CDI’s subsidiaries) was cancelled and converted into the right to receive a combination of 0.0591 of a share of CDI’s common stock and $0.99 in cash. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement, including the common stock which remains unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on June 2, 2010.

YOUBET.COM, INC.

By:	/s/ David Goldberg
David Goldberg
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.